Exhibit 99.3

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Slide 1 – JPM

•	Thank you, operator
•	Hello --- this morning we issued a joint press release with TCR[2] Therapeutics --- announcing entry into an agreement for the strategic combination of our two companies.

Slide 2 - JPM

•	In a second press release --- we provided our Q4 and full year 2022 financial and business updates
•	I would ask you to review the full text of the forward-looking statements
•	We anticipate making projections during this webcast --- and actual results could differ materially due to several factors --- including those outlined in our latest filings with the SEC as well as our 10-K filing for the year ended 2022, which will be filed later today.
•	Of note --- we will share slides during this webcast --- which are also available on the presentations tab of our IR website
•	Adrian Rawcliffe, our Chief Executive Officer, and Garry Menzel, TCR[2] Therapeutic’s President and Chief Executive Officer are here for the prepared portion of the call as well as Q&A.
•	With that, I’ll turn the call over to Adrian Rawcliffe. Ad?

Slide 3- AD

•	Thanks, Juli
•	We are delighted to welcome you to this webcast to discuss the strategic combination of our two companies which creates --- a preeminent cell therapy company to treat solid tumors
•	The details of the transaction are set out on the next slide

Slide 4 - AD

•	This is a stock-for-stock transaction by which Adaptimmune shareholders will own ~75% and TCR² Therapeutics stockholders will own ~25% of the combined company on closing.
•	This is anticipated to extend the runway for the combined company into 2026 following closing and enabling a series of catalysts – which we will come to later
•	I will be the continuing CEO and we will have a strong board with members from both Adaptimmune and TCR[2] including Garry
•	We expect the transaction to close in Q2 2023 subject --- of course --- to shareholder approval
•	That is “what” we are doing
•	However --- the purpose of today’s call is to tell you why we are doing it and why we are excited about this combination, particularly --- at this time --- in the evolution of cell therapy.

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Slide 5- AD

•	Here are the 5 compelling reasons “why” this strategic combination is the right thing to do
•	First, we are two companies that have spent their entire history focusing on solid tumors
•	Second, we each have a strong clinical pipeline that has been highly focused on MAGE-A4 and mesothelin programs and has significant value creating near-term catalysts
•	We also have a medium-term preclinical pipeline focused on PRAME and CD70 ….
•	Third, together -- we have an innovative next-generation toolbox designed to enhance the functionality of our products in the tumor microenvironment as we aim to develop cell therapies that are both curative and mainstream
•	Fourth, we have end-to-end capabilities because both companies have been entirely dedicated to discovering, developing, and delivering T-cell therapies
•	And both have knowledgeable and experienced teams who have successfully advanced these therapies into late-stage clinical trials
•	Finally, and Critically --- this combination enables us to continue the focused development of this strong pipeline with a cash runway into 2026 due to significant operational advantages
•	We are now going to cover each of these five points in greater detail on the following slides

Slide 6- AD

•	Garry and I – along with our collective management teams -- share the belief that cell and gene therapies are about to have an impact on the therapeutics landscape comparable to that of monoclonal antibodies 25 years ago
•	We believe these therapies will transform the treatment of cancer
•	But to do that --- they clearly --- have to move out from the narrow confines of CAR-T and hematological malignancies --- which nonetheless have realized nearly 3 billion dollars in sales in 2022 - Because the significantly larger opportunity is in the solid tumor space
•	Treating solid tumors has been the life’s work of the exceptional employees of Adaptimmune and TCR[2]
•	And the programs we have in clinical development are amongst the leading cell therapies for solid tumors where we have already seen robust response rates in multiple cancer indications
•	These T-cell therapies in the clinic --- and other others coming behind -- will enable cell therapy to complete the transformation of this landscape --- and provide hope to people living with cancer
•	At a macro level – treating solid tumors with cell therapies is the ultimate value-creation thesis for the industry. This is why our companies exist. And accessing this opportunity with breadth of pipeline and depth of runway is why this combination makes sense

Slide 7- AD

•	Although hematologic malignancies are only 10% of all US cancer deaths – the majority of cell therapies – and all approved CAR-Ts – have been focused on these diseases
•	But --- 90% of cancer deaths are from solid tumors and this space is largely untapped by cell therapies
•	And we assert that as living medicines able to respond to the tumor and its microenvironment cell therapies have distinct advantages to treat solid tumors
•	I believe our combined company will have a strong leadership position in this rapidly growing and evolving field due to its complementary technology platforms which Garry is going to talk about

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Slide 9 - GARRY

•	Thanks, Ad
•	As Ad said – this is an exciting time for cell therapy focused on solid tumors with many cancer patients already benefiting from treatments in clinical trials
•	Together -- we have complementary platforms that will allow us to address a broad universe of both intracellular and extracellular protein targets with our SPEAR and TRuC T-cell therapies
•	Adaptimmune’s proprietary SPEAR T-cell technology is based on the affinity enhancement and engineering of T-cell receptors --- or TCRs --- to specifically target peptide:HLA complexes that are uniquely expressed on solid tumors
•	TCR[2]’s proprietary TRuC T-cell technology uses an antibody-based binding domain fused to TCR subunits to reprogram an intact TCR complex to recognize tumor surface antigens
•	Both technologies can be further leveraged in the combined company’s allogeneic platform
•	With SPEAR T-cells and TRuC T-cells – we have an opportunity to increase patient access to cell therapy –
•	Ad?

Slide 8 - AD

•	Thanks -- Garry – with these complementary platforms we are prioritizing and focusing on key validated targets for cell therapy in the solid tumor space
•	Targets that are expressed on a broad range of tumors
•	Targets that we know we can address with our T-cell therapies
•	Targets expressed in cancers that between them kill more than 300,000 people per year
•	We have the opportunity to make cell therapy a mainstream option for people with cancer through our focused pipeline against these targets

Slide 10 – AD

•	Our technologies against these targets --- have enabled a deep pipeline across multiple different cancer types
•	Our lead clinical programs will target MAGE-A4 and mesothelin
•	And our preclinical development will focus on PRAME and CD70
•	As Juli described, this pipeline is available for you on the website – so I won’t go through this in great detail
•	Because I want to focus on the clinical data and the catalysts that we believe are going to create near- and mid-term value

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Slide 11 – AD

•	We have compelling clinical efficacy data from our two lead franchises
•	With afami-cel – we are on-track to complete our BLA submission for the treatment of synovial sarcoma in mid-2023 --- which would mean a possible approval in 2024 of the first engineered TCR T-cell therapy for a solid tumor
•	Our next-generation cell therapy targeting MAGE-A4 --- ADP-A2M4CD8 --- Is delivering an overall response rate of 37% in our Phase 1 signal finding SURPASS trial across a broad range of solid tumors
•	And --- in ovarian, bladder, and head & neck cancers – we see a response rate of 52% --- and this improves still further to 75% in patients with these tumor types who have received 3 or fewer prior lines of therapy
•	Going forward – we are initiating new cohorts in first-line head & neck and second-line bladder cancers in combination with pembrolizumab
•	And a Phase 2 trial – SURPASS-3 -- which we intend to become registrational – for patients with platinum resistant ovarian cancer
•	Gavo-cel and the next-generation therapy --- TC-510 --- target mesothelin – which is also expressed in a broad range of cancers
•	In the Phase 1 dose finding trial – there was tumor regression in nearly every heavily-pretreated patient and an overall response rate of 22%.
•	And -- in patients with ovarian cancer – the response rate was almost 30%.
•	Going forward -- we have potential to screen patients with ovarian cancer for both MAGE-A4 and mesothelin which would significantly improve the screening success rate - this type of joint development is one of the distinct operational advantages of this strategic combination
•	The Phase 2 trial with gavo-cel is ongoing and includes options for multiple doses and combination with checkpoint inhibitors to potentially enhance response rates and persistence
•	The next-generation product targeting mesothelin is TC-510 which incorporates a PD1:CD28 switch designed to increase potency
•	This Phase 1 trial is currently in dose escalation across a range of tumors
•	Touching on safety across our combined programs – whilst more specifics are available in our materials, generally speaking -- we see adverse events that are consistent with those associated with lymphodepletion and the administration of cell therapies - Mainly CRS at various levels which is typically manageable and reversible using existing approaches
•	Overall – the benefit – risk profile – to date -- has been acceptable.

Slide 12 – AD

•	On closing of the transaction, the combined company will have anticipated funding into 2026
•	We expect to deliver multiple value creating catalysts from these programs within that financed window
•	Here’s the long list of what you can expect over the next 22 months – of course we will continue to optimize the combined portfolio – making data-driven resource allocation decisions and focusing on those programs that will deliver the greatest value

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•	With our funding now extended into 2026 we expect to deliver multiple significant catalysts from these programs within our financed window
•	Here's the long list of what you can anticipate over the next 22 months
•	And I'm going to touch on a number of these items …
•	For afami-cel – it’s all about the BLA submission and the potential for the approval of afami-cel
•	For the CD8 enhancement --- we have trials ongoing or initiating with the potential for readouts this year and next
•	Firstly - for the combination in late-line patients with a checkpoint inhibitor as well as new cohorts in frontline head & neck cancer and in second- line bladder cancer
•	For gavo-cel – later this year -- we anticipate the first readout from the Phase 2 portion of the trial in platinum resistant or refractory ovarian cancer in combination with nivolumab
•	We will also have a mid-year readout in mesothelioma patients --- who were enrolled before the focus was narrowed to ovarian --- which will include key translational data speaking to the impact of checkpoint inhibitors
•	In 2024, we can expect additional readouts in the gavo-cel trials
•	For TC-510 – a next generation version of gavo-cel – the trial is dose escalating and we anticipate initial safety -- and then potentially efficacy along with a dose finding result in 2024
•	And for PRAME and TC-520 --- which targets CD70 --- we will be moving these to be IND-ready in 2023 and 2024 as both companies have previously outlined
•	Now, I would like to turn it over to Garry to explain some of our next-gen enhancements – some of which are already in use in our clinical trials

Slide 13 – GARRY

•	Thanks, Ad
•	Not only do we have compelling clinical data and exciting preclinical programs – we also have a toolbox to further enhance our T-cell therapies
•	When we think about how best to treat solid tumors with a T-cell therapy --- several key factors come into play trafficking of our T-cells to the solid tumor, persistence in the hostile tumor microenvironment and killing effectiveness once they are there
•	Our CD8 and PD-1 switch next generation technologies have already made it into the clinic as autologous therapies
•	We also have many others -- such as IL-15 and IL7 / CCL19 --- that can be thrown into the fight
•	And – one of the most exciting aspects of our complementary technology platforms is the ability to target multiple antigens
•	Importantly, all of these approaches can also be used in our allogeneic platforms as well
•	Not only does it take a technology toolbox – it takes a unique set of capabilities to make cell therapies work – and with that – I turn back to Ad

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Slide 14 – AD

•	Thanks, Garry
•	One of the realizations that both companies have had is that cell therapies are a TRULY unique class of medicines and to convert complex technologies into actual products that benefit patients
•	This requires a highly specialized set of capabilities that need to be tightly integrated in ways that are particular to cell therapy
•	Our combined company has been wholly focused on cell therapy for solid tumors since the beginning
•	We have highly experienced teams who have a proven track record in this field
•	Between us – we have taken seven programs into the clinic
•	Five of those are ongoing and the first BLA for an engineered TCR T-cell therapy will be submitted this year – by us
•	The capabilities we have outlined for the US and the UK on the right-hand side of this slide are not there by chance and they are not optional.
•	These capabilities have been deliberately built up --- from the ground by each of our companies
•	As we bring together our complementary technologies, teams, and infrastructure there will be significant operational advantages as we aim to transform the cell therapy landscape for solid tumors

Slide 15 – AD

•	When the transaction closes --- we will have cash into 2026
•	This enables us to finance the catalysts on the slide I showed you earlier.
•	As a combined company – we will continue to focus on investing our combined balance sheet in a data-driven manner to create maximum value from the combined portfolio

Slide 16 – AD

•	I’d like to close by returning to the key differentiators that make this strategic combination attractive
•	A shared focus on solid tumors --- by far the largest opportunity for cell therapy
•	Compelling data and clinical progress in solid tumors --- with our existing clinical pipeline
•	A deep pre-clinical pipeline focused initially on PRAME and CD70
•	Backed up by our expert teams and specialized end-to-end capabilities – a decade in the making
•	…And all made possible by our extended cash runway – we have the opportunity to deliver against our catalysts and against our ultimate goal of delivering transformative medicines to people with cancer
•	And - with that --- I’ll open up for questions --- operator?

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Forward-looking Statements

This communication relates to the proposed transaction pursuant to the terms of the Agreement and Plan of Merger, dated March 6, 2023, by and among Adaptimmune Therapeutics plc (“Parent”), CM Merger Sub, Inc. (“Merger Sub”), and TCR² Therapeutics Inc. (the “Company”). This communication includes express or implied forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), about the proposed transaction between the Company and Parent and the operations of the combined company that involve risks and uncertainties relating to future events and the future performance of Parent and the Company. Actual events or results may differ materially from these forward-looking statements. Words such as “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “future,” “opportunity” “will likely result,” “target,” variations of such words, and similar expressions or negatives of these words are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. Examples of such forward-looking statements include, but are not limited to, express or implied statements regarding: the business combination and related matters, including, but not limited to, satisfaction of closing conditions to the proposed transaction, prospective performance and opportunities with respect to Parent or the Company, post-closing operations and the outlook for the companies’ businesses; Parent’s, the Company’s or the combined company’s targets, plans, objectives or goals for future operations, including those related to Parent’s and the Company’s product candidates, research and development, product candidate introductions and product candidate approvals as well as cooperation in relation thereto; projections of or targets for revenues, costs, income (or loss), earnings per share, capital expenditures, dividends, capital structure, net financials and other financial measures; future economic performance, future actions and outcome of contingencies such as legal proceedings; and the assumptions underlying or relating to such statements.

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These statements are based on Parent’s and the Company’s current plans, estimates and projections. By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific. A number of important factors, including those described in this communication, could cause actual results to differ materially from those contemplated in any forward-looking statements. Factors that may affect future results and may cause these forward-looking statements to be inaccurate include, without limitation: uncertainties as to the timing for completion of the proposed transaction; uncertainties as to the Company’s and/or Parent’s ability to obtain the approval of Parent’s shareholders or the Company’s stockholders required to consummate the proposed transaction; the possibility that competing offers will be made by third parties; the occurrence of events that may give rise to a right of one or both of Parent and the Company to terminate the merger agreement; the possibility that various closing conditions for the proposed transaction may not be satisfied or waived on a timely basis or at all, including the possibility that a governmental entity may prohibit, delay, or refuse to grant approval, if required, for the consummation of the proposed transaction (or only grant approval subject to adverse conditions or limitations); the difficulty of predicting the timing or outcome of consents or regulatory approvals or actions, if any; the possibility that the proposed transaction may not be completed in the time frame expected by Parent and the Company, or at all; the risk that Parent and Company may not realize the anticipated benefits of the proposed transaction in the time frame expected, or at all; the effects of the proposed transaction on relationships with Parent’s or the Company’s employees, business or collaboration partners or governmental entities; the ability to retain and hire key personnel; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction; significant or unexpected costs, charges or expenses resulting from the proposed transaction; the potential impact of unforeseen liabilities, future capital expenditures, revenues, costs, expenses, earnings, synergies, economic performance, indebtedness, financial condition and losses on the future prospects, business and management strategies for the management, expansion and growth of the combined business after the consummation of the proposed transaction; potential negative effects related to this announcement or the consummation of the proposed transaction on the market price of Parent’s American Depositary Shares or the Company’s common stock and/or Parent’s or the Company’s operating or financial results; uncertainties as to the long-term value of Parent’s American Depositary Shares (and the ordinary shares represented thereby), including the dilution caused by Parent’s issuance of additional American Depositary Shares (and the ordinary shares represented thereby) in connection with the proposed transaction; unknown liabilities related to Parent or the Company; the nature, cost and outcome of any litigation and other legal proceedings involving Parent, the Company or their respective directors, including any legal proceedings related to the proposed transaction; risks related to global as well as local political and economic conditions, including interest rate and currency exchange rate fluctuations; potential delays or failures related to research and/or development of Parent’s or the Company’s programs or product candidates; risks related to any loss of Parent’s or the Company’s patents or other intellectual property rights; any interruptions of the supply chain for raw materials or manufacturing for Parent or the Company’s product candidates, the nature, timing, cost and possible success and therapeutic applications of product candidates being developed by Parent, the Company and/or their respective collaborators or licensees; the extent to which the results from the research and development programs conducted by Parent, the Company, and/or their respective collaborators or licensees may be replicated in other studies and/or lead to advancement of product candidates to clinical trials, therapeutic applications, or regulatory approval; uncertainty of the utilization, market acceptance, and commercial success of Parent or the Company’s product candidates, and the impact of studies (whether conducted by Parent, the Company or others and whether mandated or voluntary) on any of the foregoing; unexpected breaches or terminations with respect to Parent’s or the Company’s material contracts or arrangements; risks related to competition for Parent’s or the Company’s product candidates; Parent’s or the Company’s ability to successfully develop or commercialize Parent’s or the Company’s product candidates; Parent’s, the Company’s, and their collaborators’ abilities to continue to conduct current and future developmental, preclinical and clinical programs; potential exposure to legal proceedings and investigations; risks related to changes in governmental laws and related interpretation thereof, including on reimbursement, intellectual property protection and regulatory controls on testing, approval, manufacturing, development or commercialization of any of Parent’s or the Company’s product candidates; unexpected increase in costs and expenses with respect to the potential transaction or Parent’s or the Company’s business or operations; and risks and uncertainties related to epidemics, pandemics or other public health crises and their impact on Parent’s and the Company’s respective businesses, operations, supply chain, patient enrollment and retention, preclinical and clinical trials, strategy, goals and anticipated milestones. While the foregoing list of factors presented here is considered representative, no list should be considered to be a complete statement of all potential risks and uncertainties. There can be no assurance that the proposed transaction or any other transaction described above will in fact be consummated in the manner described or at all. A more complete description of these and other material risks can be found in Parent’s and the Company’s respective filings with the U.S. Securities and Exchange Commission (the “SEC”), including each of their Annual Reports on Form 10-K for the year ended December 31, 2021, subsequent Quarterly Reports on Form 10-Q and other documents that may be filed from time to time with the SEC, as well as, the Registration Statement on Form S-4 which includes the joint proxy statement of Parent and the Company that also constitutes the prospectus of Parent, which joint proxy statement/prospectus will be mailed or otherwise disseminated to Parent’s shareholders and the Company’s stockholders when it becomes available. Parent and the Company also plan to file other relevant documents with the SEC regarding the proposed transaction.

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Any forward-looking statements speak only as of the date of this communication and are made based on the current beliefs and judgments of Parent’s and the Company’s management, and the reader is cautioned not to rely on any forward-looking statements made by Parent or the Company. Unless required by law, neither Parent nor the Company is under no duty and undertakes no obligation to update or revise any forward-looking statement after the distribution of this document, including without limitation any financial projection or guidance, whether as a result of new information, future events or otherwise.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to subscribe for, buy or sell or the solicitation of an offer to subscribe for, buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of, or offer to sell or buy, securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This communication is for informational purposes only. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Additional Information and Where to Find It

In connection with the proposed transaction, Parent and the Company expect to file with the SEC a Registration Statement on Form S-4. The Registration Statement on Form S-4 will include a document that serves as a prospectus of Parent and a joint proxy statement of Parent and the Company, and each party may also file other documents regarding the proposed transaction with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE REGISTRATION STATEMENT ON FORM S-4, JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN, IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, RELATED MATTERS AND THE PARTIES TO THE PROPOSED TRANSACTION.

You may obtain a free copy of the Registration Statement on Form S-4, joint proxy statement/prospectus and other relevant documents (if and when they become available) that are or will be filed with the SEC for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at https://investors.tcr2.com/ or by contacting the Company’s Investor Relations Department at https://investors.tcr2.com/contact-ir. Copies of the documents filed with the SEC by Parent will be available free of charge on Parent’s website at https://www.adaptimmune.com/investors-and-media or by contacting Parent’s Investor Relations Department at ir@adaptimmune.com.

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Participants in the Solicitation

Parent, the Company and certain of their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of Parent, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in Parent’s proxy statement for its 2022 Annual General Meeting, which was filed with the SEC on April 21, 2022, the Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 14, 2022, subsequent Quarterly Reports on Form 10-Q and other documents that may be filed from time to time with the SEC. Information about the directors and executive officers of the Company, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Company’s proxy statement for its 2022 Annual Meeting of Stockholders, which was filed with the SEC on September 1, 2022, the Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 22, 2022, subsequent Quarterly Reports on Form 10-Q and other documents that may be filed from time to time with the SEC. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus included in the Registration Statement on Form S-4 and other relevant materials to be filed with the SEC regarding the proposed transaction when such materials become available. Security holders, potential investors and other readers should read the joint proxy statement/prospectus, included in the Registration Statement on Form S-4 carefully when it becomes available before making any voting or investment decision. You may obtain free copies of these documents from Parent or the Company using the sources indicated above.

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